UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2012

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2, Canada
(Address of Principal Executive Offices)

(905) 455-1990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

      On July 27, 2012, SunOpta Inc. (the “Company”) and SunOpta Foods Inc., a wholly-owned subsidiary of the Company, entered into a Seventh Amended and Restated Credit Agreement (the “Credit Agreement”) with a syndicate of financial institutions, which (i) amends and restates the Company’s Sixth Amended and Restated Credit Agreement dated as of December 20, 2010, as amended; (ii) refinances non-revolving term debt facilities of US$30 million with an equivalent amount of revolving credit facilities; (iii) removes non-revolving term debt facilities totaling US$30 million from the Credit Agreement (of which, approximately US$21 million was outstanding as at June 30, 2012); (iv) increases the aggregate borrowing capacity under Facility A from Cdn$5 million to Cdn$10 million and under Facility B from US$100 million to US$165 million; and (v) increases the amount by which the aggregate borrowing capacity may be increased under Facility A and/or Facility B from US$30 million (of which, US$10 million was unused as at June 30, 2012) to US$50 million. The Credit Agreement supports the Company’s North American natural and organic food operations.

      The Credit Agreement provides for revolving credit facilities with an aggregate borrowing capacity under Facility A of Cdn$10 million and under Facility B of US$165 million. The Credit Agreement also provides for a US$50 million increase to Facility A and/or Facility B in the event funding is required to support future growth, subject to certain requirements set forth in the Credit Agreement. The facilities described in the Credit Agreement mature on July 27, 2016.

      Interest on borrowings under the facilities described in the Credit Agreement accrues at the Company’s option based on various reference rates, including Canadian bank prime, U.S. bank prime or LIBOR, plus the applicable margin set forth in a pricing grid in the Credit Agreement. The applicable margin is based on certain financial ratios, calculated in accordance with the Credit Agreement. The facilities described in the Credit Agreement are collateralized by substantially all of the assets of the Company and subsidiaries in which a security interest may lawfully be granted.

      The Credit Agreement contains certain customary representations and warranties, customary affirmative and customary negative covenants that restrict the Company’s and certain of its subsidiaries’ ability to, among other things, incur liens, dispose of assets, settle disputes in respect of accounts receivable, engage in consolidations or mergers, incur additional indebtedness, engage in transactions with affiliates, pay certain management fees to affiliates or incur certain capital expenditures.

      Under the Credit Agreement, the Company is obligated to pay certain fees that are customary for a credit facility of this size and type, including, among others, a bankers’ acceptance fee, fees on letters of credit and letters of guarantee, fees on hedge contracts and a standby fee.

      The foregoing description of the Credit Agreement is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

      The information set forth in Item 1.01, “Entry Into a Material Definitive Agreement,” is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

      The list of exhibits in the Exhibit Index is incorporated herein by reference.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By	/s/ Robert McKeracher
Robert McKeracher
Vice President and Chief Financial Officer
Date	August 1, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1

Seventh Amended and Restated Credit Agreement, dated as of July 27, 2012, among SunOpta Inc. and SunOpta Foods Inc., as Borrowers, and Each of the Financial Institutions and Other Entities from Time to Time Parties Thereto, as Lenders, and Certain Affiliates of the Borrowers, as Obligors, and Bank of Montreal, as Agent.